Exhibit 10.7

AMENDMENT NUMBER ONE TO
THE COCA-COLA COMPANY DEFERRED COMPENSATION PLAN

THIS AMENDMENT to The Coca-Cola Company Deferred Compensation Plan, as amended and restated as of December 8, 2010, (the "Plan") is adopted by the Deferred Compensation Plan Management Committee (the “Committee”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 8.4, the Committee may amend the Plan, provided that the amendment applies to the general population of Participants and does not affect only officers of the Company;

WHEREAS, the Committee wishes to adopt the eligibility criteria for the 2016 Plan Year and to adopt an amendment to the Plan that applies to the general population of Participants;

NOW, THEREFORE, the Committee hereby amends the Plan as follows, effective as of January 1, 2016:

Paragraph 3.1(b) shall be amended to read as follows:

“Amount of Compensation Eligible for Deferral. An Eligible Employee may elect to defer up to 95% of his Base Salary and up to 95% of his Annual Incentive. The total amount deferred by a Participant shall be reduced, if necessary, to satisfy Social Security Tax (including Medicare), income tax withholding for compensation that cannot be deferred and employee benefit plan withholding requirements. If an Eligible Employee elects to defer Base Salary, the minimum amount of Base Salary that may be deferred for any Plan Year is $5,000. If an Eligible Employee elects to defer Annual Incentive, the minimum percentage that may be deferred is 10% of such Annual Incentive.”